Exhibit 99.1

MISONIX REPORTS PRELIMINARY FISCAL 2020 SECOND QUARTER REVENUE OF APPROXIMATELY $19.7 MILLION

Reiterates Expectation for Fiscal 2020 Full Year Pro Forma Revenue Growth of 20%

FARMINGDALE, N.Y., January 13, 2020 -- Misonix, Inc. (Nasdaq: MSON) (“Misonix” or the “Company”), a provider of minimally invasive therapeutic ultrasonic medical devices and regenerative products that enhance clinical outcomes, today announced preliminary unaudited fiscal 2020 second quarter revenue for the three months ended December 31, 2019 of approximately $19.7 million. In the comparable year ago period, Misonix reported revenue of $10.2 million.

Misonix President and Chief Executive Officer, Stavros Vizirgianakis, said, “We are pleased to report another quarter of growth, including record revenues of approximately $19.7 million, representing a 94% increase over the prior year period and bringing our first half revenue to approximately $30.9 million, a 58% increase versus the first half of fiscal 2019. Our fiscal second quarter top-line growth reflects revenue from the Solsys acquisition, the continued development of our sales force across our surgical and wound divisions and positive preliminary contributions from the limited release of our Nexus platform.

“The ongoing success of the Solsys integration and our commencement of a broader market launch of our Nexus product will be reflected in our growth for the second half of fiscal 2020. As we look to the balance of the year, we remain confident in our ability to drive continued growth across the business and reiterate our full year guidance of pro-forma revenue growth in excess of 20% and gross profit margins of approximately 70%.”

On a pro forma basis including Solsys revenue from the second quarter of the prior year, revenue growth for the current quarter was over 17%. Misonix also reported that cash at December 31, 2019 was approximately $14.3 million.

Misonix intends to announce its full fiscal second quarter 2020 results and host a webcast conference call in early February 2020.

The revenue for the quarter ended December 31, 2019 is preliminary and unaudited and represents the most current information available to Misonix management. Actual results may differ due to the completion of Misonix’s financial closing procedures and other developments that may arise between the date of this press release and the time that financial results for the quarter ended December 31, 2019 are finalized.

About Misonix, Inc.

Misonix, Inc. (Nasdaq: MSON) designs, manufactures and markets minimally invasive ultrasonic medical devices used for precise bone sculpting, removal of soft and hard tumors and tissue debridement, primarily in the areas of neurosurgery, orthopedic surgery, plastic surgery, wound care and maxillo-facial surgery. The Company combined its SonicOne wound debridement application with the recently acquired TheraSkin product, a leading cellular skin substitute indicated for all wound treatments. The Company’s sales force operates as two divisions, Surgical (Neuro and Spine Applications) and Wound. At Misonix, Better Matters to us. That is why throughout the Company’s history, Misonix has maintained its commitment to medical technology innovation and the development of products that radically improve patient outcomes. Additional information is available on the Company’s web site at www.misonix.com.

Safe Harbor Statement

With the exception of historical information contained in this press release, content herein may contain “forward looking statements” that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include general economic conditions, delays and risks associated with the performance of contracts, risks associated with international sales and currency fluctuations, uncertainties as a result of research and development, acceptable results from clinical studies, including publication of results and patient/procedure data with varying levels of statistical relevancy, risks involved in introducing and marketing new products, potential acquisitions, consumer and industry acceptance, litigation and/or court proceedings, including the timing and monetary requirements of such activities, the timing of finding strategic partners and implementing such relationships, regulatory risks including approval of pending and/or contemplated 510(k) filings, the ability to achieve and maintain profitability in the Company’s business lines, access to capital, and other factors discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2019, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company disclaims any obligation to update its forward-looking statements.

Contact:
Joe Dwyer	Norberto Aja, Jennifer Neuman
Chief Financial Officer	JCIR
Misonix, Inc.	212-835-8500 or mson@jcir.com
631-694-9555

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